EMPLOYMENT AGREEMENT

         The following sets out Klaus R. von Horde's agreement regarding his employment with MEMC Electronic Materials, Inc. ("MEMC")

1. Employment Term. Mr. von Horde will be employed by MEMC as President and Chief Operating Officer for the period commencing effective April 1, 1998 and terminating March 31, 2003.

2. Reporting Responsibility. Mr. von Horde will report directly to the Chief Executive Officer. During the employment period, Mr. von Horde will devote his full business time to the duties as President and Chief Operating Officer of MEMC.

3. Base Salary. Mr. von Horde's base salary will be $416,000.00 per annum, which may be increased, but not decreased, at the discretion of the Compensation Committee of the Board of Directors of MEMC (the "Compensation Committee") based upon performance and upon the Compensation Committee's review of the appropriate base salary for the titles and responsibilities assigned to Mr. von Horde from time to time. The Compensation Committee will review Mr. von Horde's base salary annually. Compensation of the Chief Operating Officer is primarily a function of company performance and individual performance and could, in any given year, be higher or lower than that of other Chief Operating Officers in comparable positions. But it is the intent that MEMC's compensation opportunity be structured to afford comparable pay given comparable performance.

4. Annual Bonus. Mr. von Horde will be eligible to receive an annual bonus with a target at 140% of his annual base salary as of December 31. The target bonus will be payable to Mr. von Horde only upon achievement of performance objectives set by the Compensation Committee, and the payment of any bonus above target will be at the Compensation Committee's sole discretion. The bonus will be paid under the Annual Incentive Plan under the same performance objectives and terms applicable to other executive employees. Subsequent target levels for annual bonuses, performance objectives, and payout terms will be at the discretion of the Compensation Committee.

5. Stock Options. In accordance with the MEMC Equity Incentive Plan, Mr. von Horde will be awarded stock options annually. For the 1998 Plan year, Mr. von Horde's grant will be comprised of options to purchase a number of shares with a face value equal to 365% of Mr. von Horde's salary (as of December 31 of the year prior to the grant), which options will have an exercise price per share equal to 100% of market value on the date of the grant. The options will vest at the rate of 25% per year starting one year after the grant such that 100% vesting will occur on the fourth anniversary of the grant; provided, however, that all options will vest upon Mr. von Horde's retirement on or following August 31, 2002, or earlier, if with the consent of the Compensation Committee. The options shall in other respects be subject to the same terms applicable to options granted to other senior executives. Subsequent grants, the value and vesting, shall be at the discretion of the Compensation Committee and shall follow the guidelines set for other senior executives.

6. Benefits. Mr. von Horde will participate in the all welfare and fringe benefit plans maintained by MEMC for its senior executive, assuming insurability, with credit given for Mr. von Horde's prior MEMC service solely for the purpose of eligibility to participate.

7. Pension. Mr. von Horde will participate in the MEMC Pension Plan as well as the MEMC Supplemental Executive Pension Plan in accordance with their terms, based on an employment date with MEMC of April 1, 1998.

8. Termination of Employment. Either party may terminate Mr. von Horde's employment under this Agreement upon twelve (12) months' prior notice, delivered in writing. In the event of such a termination of employment; (a) Mr. von Horde will receive all salary accrued through the date of termination, (b) MEMC will pay Mr. von Horde a pro rata bonus for the year of termination (to be paid at the same time and to the same extent, i.e., based on MEMC's performance for the full year that bonuses are paid generally to executives with respect to such year), (c) Mr. von Horde will be reimbursed for all reasonable relocation expenses incurred by him in returning to Germany with his family and (d) all stock options granted to Mr. von Horde will vest and remain outstanding and exercisable for three
     (3) years following his termination date. Notwithstanding the foregoing, no advance notice will be required and items (b) through (d) above shall not apply in the event that Mr. von Horde is terminated for cause by MEMC or if he resigns.

9. Arbitration. Any dispute, controversy or claim regarding Mr. von Horde's employment with MEMC or the termination of his employment will be resolved exclusively by final and binding arbitration. Such disputes, controversies or claims would include but not be limited to claims based upon statutes, ordinances, express or implied contracts or which sound in tort. The arbitrator would have the authority to award damages in conformity with controlling substantive law. Such arbitration would be held in St. Louis, Missouri, U.S.A., in accordance with the rules of the American Arbitration Association.

10. Confidentiality Agreement. MEMC's Confidentiality Agreement is incorporated by reference in this Agreement and has been executed and acknowledged by Mr. von Horde.

11. Miscellaneous. This Agreement shall be construed in accordance with and be governed by the laws of the State of Missouri applicable to contracts executed and to be performed within such State. It also represents the entire agreement of the parties regarding its subject matter and supersedes any prior or contemporaneous agreements or understandings, whether written or oral.

                                           MEMC ELECTRONIC MATERIALS, INC.


/s/ Klaus R. von Horde                          /s/ Ludger H. Viefhues
________________________________           By:__________________________________
Klaus R. von Horde                            Ludger H. Viefhues
                                              Chief Executive Officer

Date:  4/8/98                              Date:  4/7/98